Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL

YEAR 2020 OPERATING RESULTS

ISSAQUAH, Wash., September 24, 2020 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year, ended August 30, 2020.

Net sales for the quarter increased 12.5 percent, to $52.28 billion from $46.45 billion last year. Net sales for the fiscal year increased 9.3 percent, to $163.22 billion from $149.35 billion last year.

Comparable sales for the fourth quarter and the fiscal year were as follows:

	16 Weeks	16 Weeks	52 Weeks	52 Weeks
		Adjusted*		Adjusted*
U.S.	11.0%	13.6%	8.1%	9.2%
Canada	9.1%	12.6%	5.0%	7.4%
Other International	16.1%	18.8%	8.9%	11.2%

Total Company	11.4%	14.1%	7.7%	9.2%

E-commerce	90.6%	91.3%	49.5%	50.1%

*Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the fourth quarter was $1.389 billion, or $3.13 per diluted share, compared to $1.097 billion, or $2.47 per diluted share last year. This year’s fourth quarter was negatively impacted by incremental expense related to COVID-19 premium wages and sanitation costs of $281 million pretax ($0.47 per diluted share) and a $36 million pretax charge ($0.06 per diluted share) related to the prepayment of $1.5 billion of debt. These items were partially offset by an $84 million pretax benefit ($0.15 per diluted share) for the partial reversal of a reserve of $123 million pretax ($0.22 cents per diluted share), related to a product tax assessment taken in the fourth quarter of last year.

Net income for the fiscal year was $4.00 billion, or $9.02 per diluted share, compared to $3.66 billion, or $8.26 per diluted share in the prior year.

Costco currently operates 795 warehouses, including 552 in the United States and Puerto Rico, 101 in Canada, 39 in Mexico, 29 in the United Kingdom, 27 in Japan, 16 in Korea, 13 in Taiwan, 12 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, September 24, 2020, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those

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terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impacts, reduced customer shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforce due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	August 30, 2020	September 1, 2019	August 30, 2020	September 1, 2019
REVENUE
Net sales	$52,277	$46,448	$163,220	$149,351
Membership fees	1,106	1,050	3,541	3,352

Total revenue	53,383	47,498	166,761	152,703
OPERATING EXPENSES
Merchandise costs	46,401	41,310	144,939	132,886
Selling, general and administrative	5,027	4,684	16,332	14,994
Preopening expenses	26	41	55	86

Operating income	1,929	1,463	5,435	4,737
OTHER INCOME (EXPENSE)
Interest expense	(51)	(45)	(160)	(150)
Interest income and other, net	(9)	74	92	178

INCOME BEFORE INCOME TAXES	1,869	1,492	5,367	4,765
Provision for income taxes	465	382	1,308	1,061

Net income including noncontrolling interests	1,404	1,110	4,059	3,704
Net income attributable to noncontrolling interests	(15)	(13)	(57)	(45)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,389	$1,097	$4,002	$3,659

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$3.14	$2.49	$9.05	$8.32

Diluted	$3.13	$2.47	$9.02	$8.26

Shares used in calculation (000’s):
Basic	442,843	439,727	442,297	439,755
Diluted	444,231	443,400	443,901	442,923

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COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	August 30, 2020	September 1, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,277	$8,384
Short-term investments	1,028	1,060
Receivables, net	1,550	1,535
Merchandise inventories	12,242	11,395
Other current assets	1,023	1,111

Total current assets	28,120	23,485
OTHER ASSETS
Property and equipment, net	21,807	20,890
Operating lease right-of-use assets	2,788	—
Other long-term assets	2,841	1,025

TOTAL ASSETS	$55,556	$45,400

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$14,172	$11,679
Accrued salaries and benefits	3,605	3,176
Accrued member rewards	1,393	1,180
Deferred membership fees	1,851	1,711
Current portion of long-term debt	95	1,699
Other current liabilities	3,728	3,792

Total current liabilities	24,844	23,237
OTHER LIABILITIES
Long-term debt, excluding current portion	7,514	5,124
Long-term operating lease liabilities	2,558	—
Other long-term liabilities	1,935	1,455

TOTAL LIABILITIES	36,851	29,816

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 441,255,000 and 439,625,000 shares issued and outstanding	4	4
Additional paid-in capital	6,698	6,417
Accumulated other comprehensive loss	(1,297)	(1,436)
Retained earnings	12,879	10,258

Total Costco stockholders’ equity	18,284	15,243
Noncontrolling interests	421	341

Total equity	18,705	15,584

TOTAL LIABILITIES AND EQUITY	$55,556	$45,400